EXHIBIT 23.1d

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Momentous Entertainment Group, Inc.

We consent to the reference to our firm under the caption “Experts” on the Registration Statement on Form S-1 and related Prospectus of Momentous Entertainment Group, Inc. for the registration of shares of its common stock and to the inclusion of our report dated February 28, 2014 with respect to the financial statements of Momentous Entertainment Group, Inc. as of December 31, 2013 and 2012, and for the years then ended.

/s/ L.L. Bradford & Company, LLP

Sugar Land, Texas

August 13, 2014